[GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE


                       FAIRPOINT REPORTS OPERATING RESULTS
                 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005


CHARLOTTE, N.C. (November 3, 2005) - FairPoint Communications, Inc. (NYSE:FRP) ("FairPoint" or the "Company") today announced its financial results for the third quarter ended September 30, 2005. Highlights include:

    o Operating revenues for the third quarter of 2005 increased $0.6 million or 0.9% over the third quarter of 2004. Excluding the impact of operations acquired in 2005 and non-recurring revenues received in the third quarter of 2004, revenue was essentially flat compared to the second quarter of 2005 and decreased approximately 0.3% compared to the third quarter of 2004.

    o The Company paid a dividend of $0.39781 per share or $13.8 million on October 19, 2005.

    o Adjusted EBITDA (as defined herein) for the third quarter of 2005 was $31.0 million versus $34.8 million for the same period last year.

    o Earnings per share on a fully diluted basis for the third quarter of 2005 were $0.12 compared to a loss per share on a fully diluted basis of ($0.45) in the third quarter of 2004.

    o Operating revenues for the nine months ended September 30, 2005 increased $4.1 million or 2.2% over the nine months ended September 30, 2004. Excluding the impact of acquired operations and non-recurring revenues, revenue increased $0.3 million or 0.2% compared to the nine months ended September 30, 2004.

    o Adjusted EBITDA for the nine months ended September 30, 2005 was $97.2 million versus $105.6 million for the same period last year.

    o Income from operations was $47.6 million for the nine months ended September 30, 2005 compared to $55.5 million for the nine months ended September 30, 2004. Earnings per share on a fully diluted basis for the nine months ended September 30, 2005 were $0.67 compared to a loss per share on a fully diluted basis of ($1.37) for the nine months ended September 30, 2004.

    o At September 30, 2005, access line equivalents totaled 291,072 compared to 287,723 at June 30, 2005. This increase in access line equivalents is from the Company's acquisition of Bentleyville Communications Corporation ("Bentleyville"), which closed in the third quarter.

"We are disappointed with our third quarter financial results, but this has been an important transition period for FairPoint," said Gene Johnson, Chairman and CEO. "Our billing system conversion created some customer service problems which have been costly to address, but we have taken a close look at all of our operations and are confident in our direction."

Results for the three month period ended September 30, 2005

FairPoint reported consolidated revenues for the three months ended September 30, 2005 of $66.0 million, an increase of $0.6 million or 0.9% compared to the three months ended September 30, 2004. Excluding the impact of operations acquired in 2005 and non-recurring revenues received in the third quarter of 2004, total revenue decreased approximately 0.3% compared to the third quarter of the prior year. This 0.3% decrease is primarily the result of a decrease in Universal Service Fund ("USF") revenue, intrastate revenue and other services revenue offset by increases in data and internet services revenue and long distance revenue. Non-recurring revenues in the third quarter of 2004 consisted of a one-time sale and installation of E911 system equipment of $1.2 million.

Operating expenses (excluding depreciation and amortization and stock-based compensation) increased $3.7 million in the third quarter of 2005 compared to the same period in 2004. Approximately $1.0 million of this increase is related to operating expenses of the companies acquired during 2005. In addition, this increase was driven by an increase in bad debt expense of $0.8 million, an increase in consulting expenses of $0.5 million primarily related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act, an increase in billing expenses of $0.5 million, an increase in legal expenses of $0.4 million and an increase in salaries and wages of $0.2 million. The increases in bad debt expenses, billing expenses and salaries and wages are primarily associated with the Company's billing conversion project. Depreciation and amortization expense increased $0.8 million and stock based compensation increased by $0.5 million for the three months ended September 30, 2005 compared to the same period in 2004.

Income from operations decreased $4.4 million to $14.6 million for the three months ended September 30, 2005. This decrease was principally driven by the increases in expenses noted above. However, this decrease also reflects a continuing trend that a greater share of end-user revenue is now from lower gross margin unregulated products.

FairPoint reported earnings per share on a fully diluted basis of $0.12 for the three months ended September 30, 2005, compared to a loss per share on a fully diluted basis of ($0.45) for the same period in 2004. This improvement primarily results from FairPoint's recapitalization completed on February 8, 2005 associated with the Company's initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings.

Adjusted EBITDA for the three months ended September 30, 2005 was $31.0 million, compared to Adjusted EBITDA of $34.8 million for the same period in the prior year. Distributions from investments decreased $0.5 million in the third quarter of 2005 compared to the third quarter of 2004 which contributed to the decrease in Adjusted EBITDA.

Cash Available for Dividends (as defined herein) was $12.6 million for the three months ended September 30, 2005.

Results for the nine month period ended September 30, 2005

FairPoint reported consolidated revenues for the nine months ended September 30, 2005 of $192.9 million, an increase of $4.1 million or 2.2% compared to the nine months ended September 30, 2004. Excluding the impact of acquisitions and non-recurring revenues, revenue for the nine months ended September 30, 2005 grew $0.3 million or 0.2% compared to the nine months ended September 30, 2004. Revenue growth was the result of increases in data and Internet services revenue and long distance revenue as well as positive non-recurring interstate revenue settlement adjustments related to prior years, which offset expected decreases in USF and intrastate access revenues. In addition, in 2004, the Company recognized revenue associated with the one-time sale and installation of E911 system equipment totaling $1.2 million.

Operating expenses (excluding depreciation and amortization and stock-based compensation) increased $8.2 million or 8.5% for the nine months ended September 30, 2005 compared to the same period in the prior year. The increase in operating expenses is due primarily to an increase in consulting fees of $2.0 million primarily related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act, an increase in expenses related to high speed data ("HSD") and long distance services of $1.8 million principally due to an increase in HSD and long distance subscribers, a $1.6 million increase in expenses related to the Berkshire Telephone Corporation ("Berkshire") and Bentleyville acquisitions, an increase in bad debt expense of $1.2 million and an increase in billing expenses of $1.2 million. The increases in bad debt expenses and billing expenses are primarily associated with the Company's billing conversion project. Depreciation and amortization expense increased $2.2 million and stock based compensation increased $1.5 million for the nine months ended September 30, 2005 compared to the same period in 2004.

Income from operations decreased $7.9 million to $47.6 million for the nine months ended September 30, 2005 compared to $55.5 million for the nine months ended September 30, 2004, driven principally by the increase in expenses noted above and the increased percentage of lower margin unregulated revenues in the total business mix due to HSD and long distance revenue growth.

FairPoint reported earnings per share on a fully diluted basis of $0.67 for the nine months ended September 30, 2005, compared to a loss per share on a fully diluted basis of ($1.37) for the same period in 2004. This improvement is primarily the result of the Company's recapitalization completed on February 8, 2005 associated with the Company's initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings. The repurchase of the Company's series A preferred stock and high yield debt resulted in significant one-time charges that are reflected in the financial statements. An income tax benefit of $21.9 million was recorded due to a year-to-date taxable loss driven by the expenses incurred from the recapitalization and changes in the effective tax rate. In addition, the Company recognized income tax benefits of $66.0 million from the recognition of deferred tax benefits from the reversal of the deferred tax valuation allowance that resulted from the Company's expectation of generating future taxable income following the recapitalization.

Adjusted EBITDA for the nine months ended September 30, 2005 was $97.2 million, excluding one-time transaction expenses of approximately $87.7 million incurred in connection with the Company's recapitalization, compared to Adjusted EBITDA of $105.6 million for the same period in the prior year. Distributions from investments decreased $4.5 million in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004, which contributed to the decrease in Adjusted EBITDA. Distributions for the nine months ended September 30, 2004 included a one-time distribution of $2.5 million related to the sale of a cellular partnership interest and an additional distribution from the Company's Orange County Poughkeepsie Limited Partnership due to the timing of distributions in 2004.

Cash Available for Dividends was $44.4 million for the nine months ended September 30, 2005.

Third quarter operational highlights

o Total access line equivalents (voice access lines and HSD subscribers, which include DSL, cable modem and wireless broadband) were 291,072 as of September 30, 2005, representing an increase of 3,349 from June 30, 2005. Excluding the impact of the Bentleyville acquisition, which added 3,552 access line equivalents, access line equivalents decreased 0.1% from June 30, 2005.

o Voice access lines, excluding acquired lines, decreased during the quarter by 0.8% to 238,426 compared to June 30, 2005.

o At September 30, 2005, 17 of FairPoint's operating companies (representing 68% of access line equivalents) had converted to a single outsourced billing platform, unchanged from June 30, 2005. These billing conversions had resulted in delays in late notices, disconnect notices and non-pay disconnects at some of the converted companies. During the third quarter, these processes were corrected and in the quarter through October 2005, non-pay disconnects were effected as appropriate. Subsequent to September 30, 2005, the Company has disconnected approximately 1,300 voice access lines as a result of non-pay.

    In addition, on October 7, 2005, the Company learned that the billing service bureau used by the Company was proposing to sell the software underlying the Company's new billing system and agree not to add any future customers to its service bureau platform. In addition to the short term difficulties experienced during the billing conversion, this potential sale raises concerns about the long-term viability of the billing system and, in response, the Company is considering its options and developing contingency plans.

o Total HSD penetration utilizing DSL, cable and wireless technologies was 17.3% of voice access lines, compared to 13.6% at the end of the third quarter in the prior year and 14.5% at the end of the fourth quarter of 2004.

o At the end of the third quarter, DSL penetration was 15.7% of voice access lines, compared to 12.5% at the end of the third quarter of last year and 13.3% at December 31, 2004.

o Interstate long distance penetration as of September 30, 2005 was 42.3% of voice access lines compared to 36.0% at the end of the third quarter of 2004, as a result of the Company's continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

o On September 30, 2005, the Company amended the terms of its credit facility. This amendment reduced the effective interest rate margins on the $588.5 million term facility by 0.25% to 1.75%.


Access Line Equivalents
                                                                                % change
                                                                                 9/30/04
                                          9/30/2005    6/30/2005    9/30/2004   to 9/30/05
                                          ---------    ---------   ----------   ---------
    Access lines, excluding acquired
     lines:
    Voice access lines(2)                  238,426      240,282      243,107      (1.9%)
    HSD subscribers                         41,865       40,212       33,007       26.8%
                                          ---------    ---------   ----------   ---------
    Subtotal: Access line equivalents      280,291      280,494      276,114        1.5%


    Acquired access lines:
    Voice access lines(1)                    9,626        6,531            -           -
    HSD subscribers                          1,155          698            -           -
                                          ---------    ---------   ----------   ---------
    Subtotal: Access line equivalents       10,781        7,229            -           -

    Total access line equivalents          291,072      287,723      276,114        5.4%
                                          =========    =========   ==========   =========

(1) The Company completed the acquisition of Berkshire in the second quarter of 2005 and Bentleyville in the third quarter of 2005.

(2) As a result of the delay in non-pay disconnects, subsequent to September 30, 2005, the Company has disconnected approximately 1,300 voice access lines as a result of non-pay. Cash Available for Dividends

The following table illustrates the Cash Available for Dividends generated during the nine months ended September 30, 2005 on an actual basis and on a pro forma basis to give effect to the recapitalization as if it had occurred on January 1, 2005. Dividends are subject to declaration by FairPoint's board of directors and compliance with Delaware law and the terms of FairPoint's credit facility.

Nine Months Ended September 30, 2005
(in thousands)
                                               Actual       Pro Forma
                                               ------       ---------

Adjusted EBITDA ((1))                      $    97,242     $    97,242

Less:
  Scheduled principal repayments                   701             701
  Cash interest expense                         32,767          27,420
  Capital expenditures and other                18,619          18,619
  Cash income taxes                                767             767
                                                   ---             ---

Cash Available for Dividends (1)           $    44,388     $    49,735

(1) Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. For definitions of and additional information regarding Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see Non-GAAP Financial Measures below and review the attachments to this press release.

Notwithstanding the amount of Cash Available for Dividends for the nine months ended September 30, 2005, the Company's credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Available Cash (which is defined in the credit facility and which is substantially the same as Cash Available for Dividends) that accumulates from April 1, 2005 through the end of the Company's most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of September 30, 2005, was the quarter ended June 30, 2005) minus any dividends (and certain other restricted payments) declared and/or paid after July 30, 2005 plus certain other incremental funds. Under this covenant, as of September 30, 2005, the Company had Available Cash of $19.0 million, from which it paid a dividend on October 19, 2005 of $13.8 million, resulting in a carryover of $5.2 million of Available Cash. In addition to this $5.2 million carryover, based on the Company's financial performance through September 30, 2005 as described in this earnings release, the Company generated an additional $12.6 million of Cash Available for Dividends and as a result expects to have approximately $17.8 million of Available Cash from which to declare and pay its next dividend.

Fourth Quarter Outlook

The Company believes that its third quarter 2005 results are not indicative of the Company's expected performance for the remainder of the year. Therefore, the Company is providing certain guidance for its expected fourth quarter results. FairPoint does not intend to provide revenue, Adjusted EBITDA or Cash Available for Dividends guidance on an on-going basis. For the fourth quarter of 2005, FairPoint expects revenues to be substantially the same as in the third quarter of 2005 and Adjusted EBITDA to be in the range of $33 million to $34 million. Capital expenditures are expected to be approximately $9 to $10 million for the fourth quarter and $27 to $28 million for the full year. Interest expense is expected to be $10 million for the fourth quarter and $47 million for the full year.

"The third quarter has been a challenge but our business model is solid and we are optimistic about the fourth quarter and beyond," said Gene Johnson. "The uncertainty of our billing platform is a concern but we are actively pursuing all options in our goal of operating efficiently, and we have a tested team to manage any change that may be necessary."

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter results at 9:00 a.m. EST on November 4, 2005. Participants should call (866) 252-6943 (US/Canada) or (706) 679-0621
(International) and request the FairPoint Communications call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 9943599. The recording will be available from Friday, November 4, 2005 at 1:00 p.m. through Friday, November 11, 2005 at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 11:00 a.m. (EST) on November 4, 2005 and remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint's business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint's credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint's credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint's Adjusted EBITDA were to decline below certain levels, covenants in FairPoint's credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default in such credit facility, or result in FairPoint's inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint's ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint's board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint's management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint's documents to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint's most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint's results for the third quarter ended September 30, 2005 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such quarter.


Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com


                                      # # #
Attachments

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                                                           September 30,              December 31,
                                                                               2005                       2004
                                                                      ------------------------    ---------------------
                                                                            (unaudited)
                                                                                   (Dollars in thousands)
                               Assets
Current assets:
    Cash                                                               $                5,108                    3,595
    Accounts receivable, net                                                           32,082                   30,203
    Other                                                                               8,852                    6,805
    Income tax recoverable                                                                717                       --
    Deferred income tax, net                                                            1,065                       --
    Assets of discontinued operations                                                      90                      102
                                                                      ------------------------    ---------------------
Total current assets                                                                   47,914                   40,705
                                                                      ------------------------    ---------------------
Property, plant, and equipment, net                                                   246,674                  252,262
                                                                      ------------------------    ---------------------
Other assets:
    Investments                                                                        41,477                   37,749
    Goodwill                                                                          480,266                  468,508
    Deferred income tax, net                                                           81,950                       --
    Deferred charges and other assets                                                  18,471                   19,912
                                                                      ------------------------    ---------------------
Total other assets                                                                    622,164                  526,169
                                                                      ------------------------    ---------------------
Total assets                                                           $              916,752                  819,136
                                                                      ========================    =====================

           Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
    Accounts payable                                                   $               17,161                   14,184
    Current portion of long-term debt and other
      long-term liabilities                                                               668                      624
    Demand notes payable                                                                  363                      382
    Accrued interest payable                                                              147                   16,582
    Other accrued liabilities                                                          16,921                   15,872
    Dividends payable                                                                  13,765                       --
    Liabilities of discontinued operations                                              2,227                    2,262
                                                                      ------------------------    ---------------------
Total current liabilities                                                              51,252                   49,906
                                                                      ------------------------    ---------------------
Long-term liabilities:
    Long-term debt, net of current portion                                            609,790                  809,908
    Preferred shares subject to mandatory redemption                                       --                  116,880
    Liabilities of discontinued operations                                              1,061                    1,580
    Deferred credits and other long-term liabilities                                    4,592                   12,667
                                                                      ------------------------    ---------------------
Total long-term liabilities                                                           615,443                  941,035
                                                                      ------------------------    ---------------------
Commitments and contingencies
Minority interest                                                                           9                       11
                                                                      ------------------------    ---------------------
Common stock subject to put options                                                        --                    1,136
                                                                      ------------------------    ---------------------
Stockholders' equity (deficit):
    Common stock                                                                          350                       94
    Additional paid-in capital                                                        603,817                  198,519
    Unearned compensation                                                              (7,087)                      --
    Accumulated deficit                                                              (350,731)                (371,565)
    Accumulated other comprehensive income, net                                         3,699                       --
                                                                      ------------------------    ---------------------
Total stockholders' equity (deficit)                                                  250,048                 (172,952)
                                                                      ------------------------    ---------------------
Total liabilities and stockholders' equity (deficit)                  $               916,752                  819,136
                                                                      ========================    =====================

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

---------------------------------------------------------------------------------------------------------------------------------
                                                                       Three months ended               Nine months ended
                                                                         September 30,                    September 30,
                                                                 -------------------------------  -------------------------------
                                                                     2005             2004             2005            2004
---------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
Revenues                                                       $        66,038           65,437          192,909         188,838
---------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
    Operating expenses, excluding depreciation
       and amortization and stock-based
       compensation                                                     37,903           34,184          104,575          96,355
    Depreciation and amortization                                       12,947           12,176           39,063          36,876
    Stock-based compensation                                               567               45            1,659             133
---------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                51,417           46,405          145,297         133,364
---------------------------------------------------------------------------------------------------------------------------------
Income from operations                                                  14,621           19,032           47,612          55,474
---------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
    Net loss on sale of investments and
       other assets                                                        (15)            (439)            (199)           (240)
    Interest and dividend income                                           398              572            1,670           1,330
    Interest expense                                                   (10,026)         (26,160)         (36,584)        (77,698)
    Equity in net earnings of investees                                  2,716            2,875            8,168           7,929
    Realized and unrealized losses on
       interest rate swaps                                                  --               --               --            (112)
    Other nonoperating, net                                                 --               --          (87,746)             --
---------------------------------------------------------------------------------------------------------------------------------
Total other expense                                                     (6,927)         (23,152)        (114,691)        (68,791)
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
    income taxes                                                         7,694           (4,120)         (67,079)        (13,317)
Income tax benefit (expense)                                            (3,504)            (105)          87,915            (279)
Minority interest in income of subsidiaries                                 (1)              --               (2)             (1)
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                 4,189           (4,225)          20,834         (13,597)
---------------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                         --               --               --             671
Net income (loss)                                              $         4,189           (4,225)          20,834         (12,926)
---------------------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding:
    Basic                                                               34,550            9,468           31,043           9,468
---------------------------------------------------------------------------------------------------------------------------------
    Diluted                                                             34,590            9,468           31,085           9,468
---------------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings (loss) from
    continuing operations per share                            $          0.12            (0.45)            0.67           (1.44)
---------------------------------------------------------------------------------------------------------------------------------
Basic and diluted earnings from discontinued
    operations per share                                       $            --               --               --            0.07
---------------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings (loss) per share                    $          0.12            (0.45)            0.67           (1.37)
---------------------------------------------------------------------------------------------------------------------------------


                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                                 Nine months ended
                                                                                                   September 30,
                                                                                       ---------------------------------------
                                                                                              2005                 2004
                                                                                       --------------------  -----------------
                                                                                               (Dollars in thousands)
Cash flows from operating activities:
    Net income (loss)                                                                   $           20,834            (12,926)
                                                                                       --------------------  -----------------
Adjustments to  reconcile  net income  (loss) to net cash  provided by operating activities of continuing operations:
      Income from discontinued operations                                                               --               (671)
      Dividends and accretion on shares subject to mandatory redemption                              2,362             14,820
      Loss on preferred stock subject to mandatory redemption                                        9,899                 --
      Deferred income taxes                                                                        (97,921)                --
      Amortization of debt issue costs                                                               1,458              3,452
      Depreciation and amortization                                                                 39,063             36,876
      Loss on early retirement of debt                                                              77,847                 --
      Minority interest in income of subsidiaries                                                        2                  1
      Income from equity method investments                                                         (8,168)            (7,929)
      Other non cash items                                                                           1,774               (463)
      Changes in assets and liabilities arising from operations:
        Accounts receivable and other current assets                                                (1,551)            (2,617)
        Accounts payable and accrued expenses                                                      (15,090)             2,392
        Income taxes                                                                                 8,090               (254)
        Other assets/liabilities                                                                       226                177
                                                                                       --------------------  -----------------
           Total adjustments                                                                        17,991             45,784
                                                                                       --------------------  -----------------
             Net cash provided by operating activities of continuing operations                     38,825             32,858
                                                                                       --------------------  -----------------
Cash flows from investing activities of continuing operations:
    Acquisitions of telephone properties, net of cash acquired                                     (25,730)                45
    Acquisition of investments                                                                         (12)                --
    Net capital additions                                                                          (17,905)           (23,956)
    Distributions from investments                                                                   7,309             11,810
    Net proceeds from sales of investments and other assets                                            175                356
    Other, net                                                                                        (629)              (334)
                                                                                       --------------------  -----------------
      Net cash used in investing activities of continuing operations                               (36,792)           (12,079)
                                                                                       --------------------  -----------------
Cash flows from financing activities of continuing operations:
    Net proceeds from issuance of common stock                                                     431,921                  --
    Debt issue and offering costs                                                                   (9,061)            (5,631)
    Proceeds from issuance of long-term debt                                                       680,709            137,660
    Repayments of long-term debt                                                                  (883,370)          (149,885)
    Repurchase of preferred and common stock                                                      (129,278)            (1,000)
    Payment of fees and penalties associated with early retirement of
      long term debt                                                                               (61,037)                --
    Payment of deferred transaction fee                                                             (8,445)                --
    Proceeds from exercise of stock options                                                            184                 --
    Dividends paid to common stockholders                                                          (21,533)                --
                                                                                       --------------------  -----------------
      Net cash provided by (used in) financing activities of continuing operations                      90            (18,856)
                                                                                       --------------------  -----------------
      Net cash contributed from continuing operations to
        discontinued operations                                                                       (610)            (1,113)
                                                                                       --------------------  -----------------
      Net increase in cash                                                                           1,513                810
Cash, beginning of period                                                                            3,595              5,603
                                                                                       --------------------  -----------------
Cash, end of period                                                                     $            5,108              6,413
                                                                                       ====================  =================

                         FAIRPOINT COMMUNICATIONS, INC.

                   Non-GAAP Financial Measures Reconciliation

         For the Three and Nine Months Ended September 30, 2005 and 2004

                                                                        Three Months Ended           Three Months Ended
                                                                       September 30, 2005           September 30, 2004
                                                                 --------------------------------   -------------------
                                                                     (Dollars in Thousands)
Net cash provided by (used in) operating activities
    from continuing operations                                 $             21,532               $             12,852
Adjustments:
    Depreciation and amortization                                           (12,947)                           (12,176)
    Other non-cash items                                                      7,021                             (3,871)
    Changes in assets and liabilities arising from continuing
       operations, net of acquisitions                                      (11,417)                            (1,030)
                                                                 -------------------                -------------------
Income from continuing operations                                             4,189                             (4,225)
Adjustments:
    Interest expense                                                         10,026                             26,160
    Provision for income taxes                                                3,504                                105
    Depreciation and amortization                                            12,947                             12,176
                                                                 -------------------                -------------------
EBITDA                                                                       30,666                             34,216
Adjustments:
    Net (gain) loss on sale of investments and other assets                      15                                439
    Equity in earnings of investee                                           (2,716)                            (2,875)
    Distributions from investments                                            2,518                              3,011
    Realized and unrealized losses on interest rate swaps                         -                                  -
    Loss on early retirement of debt                                              1                                  -
    Loss on redemption of preferred stock                                         -                                  -
    Non-cash stock based compensation                                           567                                 45
    Deferred patronage dividends                                                (33)                               (40)
                                                                 -------------------                -------------------
Adjusted EBITDA                                                $             31,018               $             34,796
                                                                 ===================                ===================
Less:
    Scheduled principal payments                                                155                              5,149
    Cash interest expense (adjusted for amortization, swap
       interest and dividend and accretion on series A
       preferred stock)                                                       9,663                             19,859
    Capital expenditures and other                                            8,355                              8,071
    Cash income taxes                                                           292                                105
                                                                 -------------------                -------------------
Cash Available for Dividends                                   $             12,553               $              1,612
                                                                 ===================                ===================

=======================================================================================================================
                                                                  Nine Months Ended                  Nine Months Ended
                                                                 September 30, 2005                 September 30, 2004
                                                                 -------------------                -------------------
Net cash provided by operating activities of continuing
  operations                                                   $             38,825               $             32,858
Adjustments:
    Depreciation and amortization                                           (39,063)                           (36,876)
    Dividends and accretion on shares subject to mandatory
       redemption                                                            (2,362)                           (14,820)
    Other non-cash items                                                     15,109                              4,939
    Changes in assets and liabilities arising from continuing
       operations, net of acquisitions                                        8,325                                302
                                                                 -------------------                -------------------
Income (loss) from continuing operations                                     20,834                            (13,597)
Adjustments:
    Interest expense                                                         36,584                             77,698
    Provision for income taxes                                              (87,915)                               279
    Depreciation and amortization                                            39,063                             36,876
                                                                 -------------------                -------------------
EBITDA                                                                        8,566                            101,256
Adjustments:
    Net (gain) loss on sale of investments and other assets                     199                                240
    Equity in earnings of investee                                           (8,168)                            (7,929)
    Distributions from investments                                            7,309                             11,810
    Realized and unrealized losses on interest rate swaps                         -                                112
    Loss on early retirement of debt                                         77,847                                  -
    Loss on redemption of preferred stock                                     9,899                                  -
    Non-cash stock based compensation                                         1,659                                133
    Deferred patronage dividends                                                (68)                               (44)
                                                                 -------------------                -------------------
Adjusted EBITDA                                                $             97,243               $            105,578
                                                                 ===================                ===================
Less:
    Scheduled principal payments                                                701                             20,999
    Cash interest expense (adjusted for amortization, swap
       interest and dividend and accretion on series A
       preferred stock)                                                      32,767                             60,358
    Capital expenditures and other                                           18,619                             25,093
    Cash income taxes                                                           767                                279
                                                                 -------------------                -------------------
Cash Available for Dividends                                   $             44,389               $             (1,151)
                                                                 ===================                ===================

"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" for any period is defined in our credit facility as (1) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income; provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (2) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income for the period.

"Cash Available for Dividends" means Adjusted EBITDA less (i) cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock), (ii) scheduled principal payments on indebtedness,
(iii) capital expenditures, (iv) cash income taxes, and (v) non-cash items excluded from Adjusted EBITDA and paid in cash.

                         FAIRPOINT COMMUNICATIONS, INC.
Sequential Financial Information for the Quarters ending September 30, June 30, and March 31, 2005 and December 31, and September 30, 2004


($ thousands)                                           Three Months Ended  Three Months Ended  Three Months Ended
                                                        September 30, 2005    June 30, 2005       March 31, 2005
                                                        ------------------  ------------------  ------------------
Consolidated Results:
    Revenues:
      Local calling services                             $          16,586    $         15,982   $          15,617
      USF - high cost loop support                                   5,045               4,707               4,796
      Interstate access revenue                                     17,697              20,083              16,880
      Intrastate access revenue                                     10,227               9,534              10,083
      Long distance services                                         5,694               4,798               4,682
      Data and internet services                                     6,230               5,937               5,592
      Other services                                                 4,559               4,165               4,015
                                                           ----------------     ---------------    ----------------
    Total revenues                                                  66,038              65,206              61,665
    Operating expenses                                              51,417              48,427              45,453
                                                           ----------------     ---------------    ----------------
    Income from operations                                          14,621              16,779              16,212
    Other income (expense) (1)                                      (6,927)             (7,660)           (100,104)
                                                           ----------------     ---------------    ----------------
    Earnings (loss) from continuing
        operations before income taxes                               7,694               9,119             (83,892)
    Income taxes (2)                                                (3,504)             (3,515)             94,934
    Minority interest in income of subsidiaries                         (1)                 (1)                  -
    Income from discontinued operations                                                      -                   -
                                                           ----------------     ---------------    ----------------
    Net income (loss)                                    $           4,189    $          5,603   $          11,042
                                                           ================     ===============    ================


Cash Available for Dividends
Adjusted EBITDA                                          $          31,018    $         33,806   $          32,419
Less:
    Scheduled principal payments (4)                                   155                 124                 422
    Cash interest expense (adjusted for amortization,
      swap interest and dividend and accretion on
      series A preferred stock)                                      9,663               9,203              13,901
    Capital expenditures and other                                   8,355               5,230               5,034
    Cash income taxes                                                  292                 237                 238
                                                           ----------------     ---------------    ----------------
Cash Available for Dividends                             $          12,553    $         19,012   $          12,824
                                                           ================     ===============    ================

Available Cash (5)
Beginning Available Cash                                 $          19,012    $              -
Add:
    Available Cash/Cash Available for Dividends
      generated during the qarter                                   12,553              19,012
Less:
    Dividends declared and/or paid after
      July 30, 2005                                                (13,765)                  -
                                                           ----------------     ---------------
Remaining Available Cash                                 $          17,800    $         19,012
                                                           ================     ===============


    Other information:
    Gross property, plant and equipment                  $         752,872    $        730,170   $         706,848
    Capital expenditures                                             8,256               5,002               4,819
    Interest expense (adjusted for amortization
      and swap interest)                                             9,663               9,203              13,901
    Access line equivalents (3)                                    291,072             287,723             276,167
      Residential access lines                                     192,149             192,643             186,640
      Business access lines                                         55,903              54,170              52,610
      High Speed Data subscribers                                   43,020              40,910              36,917

        DSL subscribers                                             39,035              37,621              33,889
        Other HSD subscribers (Wireless and Cable modems)            3,985               3,289               3,028



($ thousands)                                            Three Months Ended  Three Months Ended
                                                         December 31, 2004   September 30, 2004
                                                         -------------------  -----------------

Consolidated Results:
    Revenues:
      Local calling services                               $          15,828  $          15,974
      USF - high cost loop support                                     5,042              5,807
      Interstate access revenue                                       18,236             17,382
      Intrastate access revenue                                       10,509             10,844
      Long distance services                                           4,508              5,009
      Data and internet services                                       5,504              5,064
      Other services                                                   4,180              5,357
                                                             ----------------   ----------------
    Total revenues                                                    63,807             65,437
    Operating expenses                                                45,727             46,405
                                                             ----------------   ----------------
    Income from operations                                            18,080             19,032
    Other income (expense) (1)                                       (28,598)           (23,152)
                                                             ----------------   ----------------
    Earnings (loss) from continuing
        operations before income taxes                               (10,518)            (4,120)
    Income taxes (2)                                                    (237)              (105)
    Minority interest in income of subsidiaries                           (1)                 -
    Income from discontinued operations                                    -                  -
                                                             ----------------   ----------------
    Net income (loss)                                      $         (10,756) $          (4,225)
                                                             ================   ================


Cash Available for Dividends
Adjusted EBITDA                                            $          35,578  $          34,796
Less:
    Scheduled principal payments (4)                                   4,873              5,149
    Cash interest expense (adjusted for amortization,
      swap interest and dividend and accretion on
      series A preferred stock)                                       20,221             19,859
    Capital expenditures and other                                    13,915              8,071
    Cash income taxes                                                    237                105
                                                             ----------------   ----------------
Cash Available for Dividends                               $          (3,668) $           1,612
                                                             ================   ================

Available Cash (5)
Beginning Available Cash
Add:
    Available Cash/Cash Available for Dividends
      generated during the qarter
Less:
    Dividends declared and/or paid after
      July 30, 2005

Remaining Available Cash



    Other information:
    Gross property, plant and equipment                    $         702,995  $         695,537
    Capital expenditures                                              12,100              7,767
    Interest expense (adjusted for amortization
      and swap interest)                                              20,221             19,859
    Access line equivalents (3)                                      274,934            276,114
      Residential access lines                                       187,526            190,211
      Business access lines                                           52,584             52,896
      High Speed Data subscribers                                     34,824             33,007

        DSL subscribers                                               31,876             30,420
        Other HSD subscribers (Wireless and Cable modems)              2,948              2,587


Footnotes:

(1)Other expense during 2005, includes $77.8 million loss on early retirement of debt, and $9.9 million loss on repurchase of preferred stock.

(2)Income tax benefit for the three months ended March 31, 2005 includes $28.9 million associated with current period loss and $66.0 million due to the recognition of deferred tax benefits from the reversal of the valuation allowance.

(3)In the first quarter of 2005, access line equivalents were restated to include wireless and cable modems. In addition, previous periods have been restated to reflect an additional 836 voice lines which our audit processes determined were not properly included in the 2004 reports.

(4)Scheduled principal payments do not include repayment of long term debt associated with bank refinancing completed on February 8, 2005.

(5)The Company's credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Available Cash (which is defined in the credit facility and which is substantially the same as Cash Available for Dividends) that accumulates from April 1, 2005 through the end of the Company's most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of September 30, 2005, was the quarter ended June 30, 2005) minus any dividends (and certain other restricted payments) declared and/or paid after July 30, 2005 plus certain other incremental funds.